Exhibit 3.1

First Amendment
to the
Certificate of Incorporation
of
Diamondhead Holdings Corp.

(January 25, 2023)

DiamondHead Holdings Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1.	The name of the Corporation is “DiamondHead Holdings Corp.” The Corporation’s Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on October 7, 2020 (the “Original Certificate”).

2.	This First Amendment to the Certificate of Incorporation amends the Original Certificate of the Corporation.

3.	This First Amendment to the Certificate of Incorporation was duly adopted by the affirmative vote of the holders of 65% of the stock entitled to vote at a meeting of stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”).

4.	Certain capitalized terms used in the Original Certificate are defined where appropriate herein.

5.	The text of Section 10.1(b) of Article X of the Original Certificate is hereby amended and restated to read in full as follows:

“(b) Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters’ over- allotment option) and certain other amounts specified in the Corporation’s registration statement on Form S-1 filed with the Securities and Exchange Commission (“SEC”), as amended, with respect to the Offering (the “Registration Statement”), shall be deposited in a trust account (the “Trust Account”), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement. Except for the withdrawal of interest to pay taxes (less up to $100,000 of interest to pay dissolution expenses), none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest to occur of (i) the completion of the initial Business Combination, (ii) the redemption of 100% of the Offering Shares (as defined below) if the Corporation is unable to complete its initial Business Combination within 30 months from the closing of the Offering or (iii) the redemption of shares in connection with a vote seeking to amend any provisions of this Certificate (a) to modify the substance or timing of the Corporation’s obligation to redeem 100% of the Offering Shares if the Corporation does not complete the initial Business Combination within 30 months from the closing of the Offering or (b) relating to stockholders’ rights or pre-initial Business Combination activity (as described in Section 10.7). Holders of shares of the Common Stock included as part of the units sold in the Offering (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are DHP SPAC-II Sponsor LLC (the “Sponsor”) or officers or directors of the Corporation, or affiliates of any of the foregoing) are referred to herein as “Public Stockholders.”

6.	The text of Section 10.2(d) of Article X of the Original Articles is hereby amended and restated to read in full as follows:

“(d) In the event that the Corporation has not consummated an initial Business Combination within 30 months from the closing of the Offering, the Corporation shall (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the Offering Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Corporation to pay its taxes (less up to $100,000 of such net interest to pay dissolution expenses), by (B) the total number of then outstanding Offering Shares, which redemption will completely extinguish rights of the Public Stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Board in accordance with applicable law, dissolve and liquidate, subject in each case to the Corporation’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.”

7.	The text of Section 10.7 of Article X of the Original Articles is hereby amended and restated to read in full as follows:

“Additional Redemption Rights. If, in accordance with Section 10.1(a), any amendment is made to Section 10.2(d) to modify the substance or timing of the Corporation’s obligation to redeem (i) 100% of the Offering Shares if the Corporation has not consummated an initial Business Combination within 30 months from the date of the closing of the Offering or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial Business Combination activity, the Public Stockholders shall be provided with the opportunity to redeem their Offering Shares upon the approval of any such amendment, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Corporation to pay its taxes, divided by the number of then outstanding Offering Shares. The Corporation’s ability to provide such opportunity is subject to the Redemption Limitation.”

IN WITNESS WHEREOF, Diamond Head Holdings Corp. has caused this First Amendment to the Certificate of Incorporation to be duly executed in its name and on its behalf by an authorized officer as of this 25th day of January, 2023.

DIAMONDHEAD HOLDINGS CORP.

By:	/s/ David. T. Hamamoto
Name:	David T. Hamamoto
Title:	Co-Chief Executive Officer